Exhibit 99.1

American Sands Energy Corp. Announces Water-Free

“Environmental Solution” to Oil Sands Mining in Utah

Company Estimates it Can Produce Oil at $49 per Barrel

SALT LAKE CITY – June 4, 2013 — American Sands Energy Corp. (OTCBB: AMSE, “AMSE” or the “Company”), an oil sands exploration and development company operating in Utah, said today it has developed an “environmental solution” with its proprietary oil sands extraction technology.

“Continued testing of our extraction process at our pilot facility confirms that our technology is scalable and environmentally friendly, recovering over 99 percent of our proprietary extraction solvent without the use of any water,” said William Gibbs, CEO of the Company. “This is a first in our industry. Our solution results in no tailing ponds or associated environmental hazards as compared to traditional oil sands extraction methodologies. We have also completed initial engineering and mining feasibility studies and, based on those studies, estimate our targeted production cost at $49 per barrel or less, which is very compelling. We are continuing work to further define these costs.”

The Company explained that it has now successfully run oil sands through its pilot facility from a number of different locations, including its site at Sunnyside, Utah, in addition to oil sands from deposits at Asphalt Ridge, Utah, and Africa, in each case producing clean, dry sand and bitumen, a heavy oil. “These results confirm that our process not only works well on the oil sands from our large resource deposit at Sunnyside, but also on other ‘oil wet’ deposits from other locations. This significantly expands the potential for us to deploy our technology on similar oil sands deposits both in the United States and other locations around the world,” Gibbs said.

Justin R. Swift, a Company director and former U.S. Department of Energy official noted, “American Sands is to be commended for developing this new technology. This clean technology is good for the state and its economy and will help the United States become energy independent, while not harming the environment.” Swift is the founder and principal of Swift Global Results, a private consulting firm in the clean energy field. From 2005 through 2009 he served as Deputy Assistant Secretary for International Affairs in the Office of Fossil Fuel, U.S. Department of Energy.

4760 S. Highland Dr., Suite 341, Salt Lake City, Utah 84117	801.277.7888

American Sands also announced that it is in the process of completing the environmental studies and other requirements to file for its large mine permit for 1,800 acres of private land. Robin Gereluk, Chief Operating Officer, commented, “We have completed most of the environmental work and mine planning and anticipate filing for the permit within the next 90 days.”

About American Sands Energy Corp.

American Sands Energy Corporation is a development stage Delaware company with primary operations in Utah. The Company has acquired rights to oil sand ore covering approximately 1,800 acres of prime oil sand deposits in the Sunnyside area of Utah. The Company has an extraction and recovery system using a licensed proprietary solvent that separates oil and other hydrocarbons from sand, dirt and other substances without creating tailing ponds and other environmental hazards. For more information, visit www.americansandsenergy.com.

Forward Looking Statements

This release contains forward-looking statements regarding AMSE’s future plans and expected performance based on assumptions the Company believes to be reasonable. A number of risks and uncertainties could cause actual results to differ materially from these statements, including, without limitation, the success rate of business development efforts, exploration efforts and the timeliness of development activities, the ability to place the project into full production; the ability to secure all necessary mining permits in a timely manner, fluctuations in energy prices, confirmation of estimated resources, and other risk factors described from time to time in the Company’s reports filed with the SEC. In addition, the Company operates in an industry sector where securities values are highly volatile and may be influenced by economic and other factors beyond the Company’s control. American Sands Energy Corp. undertakes no obligation to publicly update these forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT: Phil Allen 303.898.0625

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